Exhibit 10.3
SOUTHERN GARDENS CITRUS PROCESSING CORPORATION
FRUIT PURCHASE AGREEMENT

CONTRACT NO.	517901	DATE:	August 15, 2005
SELLER:	Alico, Inc.	PHONE:	863-675-2966
ADDRESS:	640 South Main St.	FAX:	863-675-5799
	LaBelle, FL 33935	CONTACT:	John R. Alexander
This Agreement is executed by and between Southern Gardens Citrus Processing Corporation, a Florida corporation (hereinafter, the “Buyer”), and Seller. Seller agrees to sell and deliver to Buyer within the time and subject to the terms and conditions set forth in this Agreement, and Buyer agrees to buy, subject to the terms and conditions set forth in this Agreement, the citrus fruit described below (the “Fruit”) from the grove or groves owned by Alico, Inc. (hereinafter, the “Seller”) located at Various Locations.

	NUMBER OF	RATIO	BRIX
VARIETY	WEIGHT BOXES	MIN.-MAX.	MIN.

Early Midseason	945,803 Production of Stated Groves/Blocks	11.0–22.0	9.5

Valencia	1,096,119 Production of Stated Groves/Blocks	11.0–22.0	9.5

Special Clauses:	See letter agreement; If there is any conflict between the Fruit Purchase Agreements terms and conditions and the Letter agreement attached Hereto; the letter agreement shall govern.
1.     Seller’s Representations. Seller represents and warrants as follows: (a) Seller has the lawful right to enter into and perform this Agreement; (b) the individuals executing this Agreement on behalf of Seller have the authority to do so; and (c) Seller has good and marketable title to the Fruit, and the Fruit will be free and clear from any and all liens and restrictions upon delivery to Buyer.

2.     Term. This Agreement shall commence on the date hereof and shall be in full force and effect from the beginning of the 2006/2007 Growing Season until the end of the 2007/2008 Growing Season (the term “Growing Season” is defined in Paragraph E of the Standard Terms and Conditions).

3.     Risk of Loss. Seller shall retain the title to all Fruit under this Agreement and shall bear all risk of loss for damage and/or destruction of the Fruit until the Fruit is inspected and accepted by Buyer.

4.     Advance of Floor Price. For Fruit processed during any seven-day period commencing Saturday, 12:01 a.m., Eastern Standard Time, and ending on midnight, Eastern Standard Time on the following Friday (“7-Day Period”), Buyer agrees to advance to Seller a floor price equal to $0.90 per pound solid for the early/mid season varieties and $1.00 per pound solid for the late season variety, and such advances shall be paid on or before the next following Friday. All costs of unloading, fees, taxes and assessments will be deducted from any floor price advance by Buyer. No interest will be charged upon any floor price advance. If applicable, Buyer will deduct all floor price advances made to Seller from the Payment due under this Agreement, as provided in Paragraph 6. If, for any reason, Seller has not delivered or otherwise made available sufficient Fruit under this Agreement to permit payment in full of all advances made to Seller, as well as the pick and haul costs, if applicable, Seller shall upon demand pay Buyer the amount of the deficiency. This Agreement constitutes a lien against all fruit crops from the grove or groves described in this Agreement until Buyer has recovered all outstanding advances.
5.     Final Price “Rise” Calculation. For Early/Midseason Fruit: The price will be in dollars per pound solid and will be the greater of: a) the floor price for Early/Midseason “Variety as prescribed in Paragraph 4 above; or b) The average of the top two payments from the following three: (SGCP Pool, FCM spot and Contract season Avg, FCPA Spot and Contract season Avg). The “Rise” will be paid less the first $0.025 cents per pound solid for Early/Midseason Variety. For Valencia Season Fruit: The price will be in dollars per pound solid and will be the greater of: a) the floor price for Valencia Variety as prescribed in Paragraph 4 above; or b) the Season spot and contract average price per pound solid published in the Florida Citrus Processors statistical report (Orange Utilization, Prices and Yield) for the Valencia Variety. The “Rise” will be paid less the first $0.025 cents per pound solid for Valencia Variety.
6.     Payment. The Floor payment due from Buyer to Seller under this Agreement shall be calculated by multiplying the Floor price by the amount of Pounds Solid of Fruit processed from Seller during any 7-Day Period. Buyer will make a weekly payment to Seller in the amount of the Floor Price advances made by Buyer to Seller under Paragraph 4 and all costs of unloading, fees, taxes and assessments of this Agreement. Buyer shall remit the Floor Payment within seven (7) days of the end of each 7-Day Period. Buyer shall remit the “Rise” Price Payment (as stated above in Paragraph 5) for Early/Midseason variety on or before April 1 following the end of the Calculation Period (October 31st). Buyer shall remit the “Rise” Price Payment (as stated above in Paragraph 5) for Valencia variety on or before August 1st.
THIS AGREEMENT IS SUBJECT TO THE STANDARD TERMS AND CONDITIONS STATED ON THE REVERSE SIDE.

Alico, Inc. (Seller)		SOUTHERN GARDENS CITRUS PROCESSING CORPORATION (Buyer)

By:	/s/ Steven Smith Sr. Vice President	By:	/s/ Ronald E. Oakley Director of Fruit Procurement

Season: 2006/07 THRU 2007/08	Mutual: NO	Production: YES